FIRST AMENDMENT TO MINING LEASE

THIS FIRST AMENDMENT TO MINING LEASE is made this 19th day of December, 2006 by and between GREG KUZMA and HEIDI KUZMA, husband and wife (“Owner”); and MIRANDA U.S.A., INC., a Nevada corporation (“Lessee”).

RECITALS

A.  Owner and Lessee have previously entered into a “Mining Lease” dated October 17, 2005 (the “Lease”) affecting the Angel Wings 1-27 and 30-32 unpatented lode mining claims situated in Elko County, Nevada.  Section 1.3 of the Lease sets forth a sliding scale of production royalties ranging from 2.0% to 4.0% of net smelter returns, depending on the price of gold.

B.

The parties have agreed to a “royalty buydown,” by which Lessee can purchase a portion of Owner’s reserved royalty.   The parties also wish to add additional “Angel Wings” claims to the Lease.

THEREFORE, the parties have agreed as follows:

1.

Royalty Buydown.  Owner and Lessee agree that the Lease shall be amended to add the following new Section 1.6:

1.6   Royalty Buydown.  Owner hereby grants to Lessee the option to purchase up to two “points” of Owner’s reserved royalty on produc-tion, each “point” being equal to one percent (1%) of net smelter returns.  The purchase price shall be ONE MILLION DOLLARS

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($1,000,000.00) per point.  At any time while this Agreement is in effect, Lessee may give written notice to Owner of its intention to purchase one or two points.  Within thirty (30) days thereafter, Lessee shall deliver a check for $1,000,000.00 or $2,000,000.00, as the case may be, to Owner, and Owner shall execute a “Relinquishment of Royalty Interest” reflecting the purchase of one or two points.

However, the parties agree that Owner’s reserved production royalty shall never drop below one percent (1%) of net smelter returns, regardless of the price of gold.  By way of example, suppose that Lessee has purchased two royalty points from Owner, and the price of gold then declines to $250.00.  In accordance with Section 1.3 of the Lease, Owner’s royalty would then be 2% of net smelter returns.  Despite the fact that Owner’s royalty is effectively “zero” (2% NSR less the two points previously purchased by Lessee), Lessee would pay Owner a 1% royalty on net smelter returns.

2.

Additions to Property.  Following execution of the Lease, Miranda has located fifty-seven additional claims in the name of Owner.  These claims are more particularly described on Exhibit A attached hereto.  These additional claims, together with the original Angel Wings 1-27 and 30-32 claims, shall constitute the “Property” subject to the Lease.

3.

Continuing Effect.  All other terms and conditions of the Lease shall continue in full force and effect, except as modified by this First Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

_________________________________

GREG KUZMA

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_________________________________

HEIDI KUZMA

MIRANDA U.S.A., INC., a Nevada

corporation

By:

              KENNETH D. CUNNINGHAM,

        President

miranda usa/7589

first amendment to mining lease (kuzma) (12-06)

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